                                                                    Exhibit 10.1

                                Envirogen, Inc.
                           Princeton Research Center
                            4100 Quakerbridge Road
                       Lawrenceville, New Jersey  08648



                                          November 6, 1996


CONFIDENTIAL
------------

Fluid Management, Inc.
2831 N. Grandview Blvd.
Pewaukee, Wisconsin  53072

ATTN:     Mr. William C. Smith, P.E.
          Chairman, President & CEO

Dear Mr. Smith:

You have discussed with Envirogen, Inc. ("Envirogen") the business and operations of, and prospects for, Fluid Management, Inc. ("FMI") and your interest in combining such operations with those of Envirogen. Based upon our review of the information received to date, and assuming that business, accounting and legal due diligence supports our preliminary valuation, we would be interested in pursuing the acquisition of FMI by Envirogen or a subsidiary of Envirogen (the "Acquisition"). The purchase price (the "Purchase Price") in the acquisition would be: (a) cash in an amount equal to $11,000,000, plus all "nonoperating" cash of FMI as of the Closing Date (the parties will agree on the amount of "operating" cash and "nonoperating" cash of FMI, but FMI believes that the amount of "operating" cash of FMI is minimal), minus the principal amount of all indebtedness of FMI for borrowed money on the Closing Date, provided that there shall be excluded as indebtedness (the "Excluded Debt") for such purposes:
(i) any indebtedness of FMI incurred to pay out to FMI shareholders the balance of the so called "tax dividends" based on FMI's 1996 earnings, which balance of such dividends is currently estimated to be approximately $1,000,000; and (ii) the amount necessary to prepay the PAC bonuses to FMI employees prior to the Closing, which bonuses are currently estimated to be approximately $800,000; and
(b) 4,190,477 shares of the common stock of Envirogen. The Acquisition will be structured to accommodate the business, financial, legal, tax and accounting needs of the parties, provided that the shareholders of FMI will be subject to only one level of capital gains tax on the cash portion of the Purchase Price and that the receipt by FMI shareholders of the portion of the Purchase Price payable in shares of common stock of Envirogen will be tax free, provided that the parties understand that future sales of Envirogen common stock by FMI's shareholders may be taxable.

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Fluid Management, Inc.
November 6, 1996
Page 2



The Purchase Price is premised on, among other things, an approximate minimum net worth of FMI of $2 million on the Closing Date, provided that, in such calculation, the Excluded Debt shall not be counted and FMI's reserve for unrealized sales shall be added back to the net worth. The shares of Envirogen Common Stock issued in connection with the Acquisition would be registered by Envirogen as soon as practicable after the Closing but in any event within 9 months after the Closing Date, but the holders of such shares would agree not to sell or transfer any such shares for a period of 12 months after the Closing Date.

Envirogen understands that FMI's current management and key staff members intend to remain with the combined enterprise and that, at Closing of the Acquisition, FMI's arrangements regarding continued employment with such persons will be reaffirmed or established, as the case may be, including the availability of an option pool of 600,000 shares of Common Stock of Envirogen at an exercise price to be agreed to in the definitive documents describing the Acquisition. In addition, the Envirogen Board of Directors will be reconstituted upon Closing with William C. Smith and Robert S. Hillas replacing two current Envirogen directors.

The consummation of the Acquisition and the transactions contemplated hereby are subject to (a) our satisfaction with the results of a "due diligence" investigation of FMI of the type that would customarily be carried out in an acquisition of this nature, (b) satisfactory operating results of FMI during the period from the date hereof to the Acquisition's Closing, (c) authorization of the Acquisition and the transactions contemplated hereby by the Board of Directors and stockholders of Envirogen, and (d) our obtaining satisfactory financing from E.M. Warburg, Pincus & Co., Inc. ("Warburg"), which has expressed an interest in providing the capital to Envirogen necessary to finance the acquisition and supplement the working capital of the combined enterprise. Such capital would take the form of a direct investment by Warburg of approximately $16 million in Envirogen's Common Stock at a purchase price of $2.625 per share. Such shares would carry the same registration rights and would be subject to the same resale restrictions as the shares issued to the former FMI stockholders.

The consummation of the Acquisition and the transactions contemplated hereby are also subject to (a) FMI's satisfaction with the results of a "due diligence" investigation of Envirogen of the type that would customarily be carried out in a transaction of this nature, (b) satisfactory operating results of Envirogen during the period from the date hereof to the Acquisition's Closing, (c) authorization of the Acquisition and the transactions contemplated hereby by the Board of Directors and stockholders of Envirogen, and
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Fluid Management, Inc.
November 6, 1996
Page 3



(d) Warburg making the investment described above evidenced by documents reasonably satisfactory to Warburg, Envirogen and FMI.

The foregoing represents only a statement of the present intent of the parties with respect to the proposed transaction and does not constitute a commitment or obligation on the part of any of the parties for the purchase or sale of FMI or the investment by Warburg in Envirogen. Any such commitment or obligation will result only from the execution of definitive agreements, which will contain representations, warranties, covenants and conditions customary for transactions of this nature, including covenants concerning the operation of the businesses of FMI and Envirogen only in the ordinary course of business, consistent with past practice, between the date of this letter and the Closing Date, mutually agreeable maximum amounts of Transaction Costs (as defined below) and other typical provisions. Furthermore, the foregoing summary does not refer to all matters upon which agreement must be reached, and for which approvals may be required, in order for the proposed transactions to be consummated.

Notwithstanding the foregoing, it is acknowledged that Envirogen will incur substantial legal, accounting and other expenses in order to complete our evaluation of the business of FMI and to structure and finance the proposed transaction. Accordingly, you hereby agree that, commencing upon your signing of this letter and until the termination of this Letter of Intent, you shall not, and shall cause your management, stockholders and representatives not to, solicit, initiate, encourage or actively consider any discussion, proposal or negotiation for the purchase or sale of FMI, or any part thereof, by means of merger, stock or asset sale or otherwise, with any person or entity other than Envirogen and Warburg.

This Letter of Intent shall terminate on December 31, 1996 unless a definitive agreement is executed by Envirogen and FMI on or before December 31, 1996, provided, however, that this Letter of Intent may be terminated by FMI at any time prior to execution of the definitive Agreement in the event that Envirogen requests a reduction the Purchase Price or requests a material adverse change in any other material term or condition of the transaction described in this letter of intent.

If the transactions described in this letter of intent are not completed, each of the parties shall pay all fees and expenses incurred by it, including the fees of its counsel, accountants, investment bankers and others incident to the negotiation and preparation of this letter of intent (the "Transaction Costs"). If the transactions described in this letter of intent are completed,
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Fluid Management, Inc.
November 6, 1996
Page 4


Envirogen shall pay all Transaction Costs of the parties subject to mutually agreeable maximum amounts of Transaction Costs to be agreed to in the definitive agreement referred to above.

The parties agree that they will not make public statements regarding the transactions contemplated by this letter of intent without first consulting with the other party in order that such public statements shall be jointly issued by the parties, except to the extent required by law or any securities exchange.

If you desire to proceed with this proposal, kindly so indicate by signing and returning a duplicate copy of this letter, where upon each of the parties shall proceed diligently and in good faith to fulfill the conditions referred to above.

                                        Very truly yours,

                                        ENVIROGEN, INC.

                                        By: /s/ Harch S. Gill
                                           -----------------------------
                                           Harch S. Gill, Ph.D.
                                           President & CEO

Accepted and Agreed:

FLUID MANAGEMENT, INC.

By: /s/ William C. Smith
   -----------------------------
   William C. Smith, P.E.
   Chairman, President & CEO

Confirmed:

E.M. WARBURG, PINCUS & CO., INC.

By: /s/ Robert S. Hillas
   -----------------------------
   Robert S. Hillas
   Managing Director